Exhibit 99.1

Gamida Cell Appoints Ivan M. Borrello, M.D.,

Expert in Immuno-Oncology, Cell Therapies, and Bone Marrow Transplant

to Board of Directors

Boston, Mass. – June 10, 2022 – Gamida Cell Ltd. (Nasdaq: GMDA), the leader in the development of NAM-enabled cell therapy candidates for patients with hematologic and solid cancers and other serious diseases, announces the appointment of Ivan M. Borrello, M.D. to its Board of Directors, effective June 9, 2022. Dr. Borrello is an Associate Professor of Oncology at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins and a renowned physician and author who has made major contributions to better the understanding of immunotherapies and the treatment of hematologic malignancies as well as bone marrow transplant. He will also be joining Gamida Cell’s Science and Technology Committee.

The Company also announces the resignation of Ofer Gonen from its Board of Directors, effective June 9, 2022. Mr. Gonen will be joining MediWound Ltd. as chief executive officer effective June 30, 2022.

“I am excited to have Ivan join our Board of Directors. As a distinguished physician in hematologic malignancies, cellular therapeutics, and immunotherapies, Ivan has significantly contributed to the progress in the clinical oncology field,” said Julian Adams, Ph.D., chief executive officer of Gamida Cell. “His deep knowledge and clinical experience in immune-based therapies, most notably in establishing the first adoptive T-cell clinical trials at Johns Hopkins, will continue to support Gamida Cell as we advance our pipeline of NAM-enabled cell therapy candidates for patients with blood cancers and other serious blood disorders. In addition, on behalf of the entire Board of Directors, I want to thank Ofer for his longstanding service to Gamida Cell. We wish him every success going forward.”

“It is a privilege to join Gamida Cell’s Board of Directors, as the company leverages its truly innovative NAM-technology to develop potentially curative cell therapy candidates,” said Dr. Borrello. “I believe the Company’s novel technology holds tremendous promise, which is supported by remarkable clinical data, coupled with their deep expertise in oncology and the development of cellular therapy candidates. I look forward to supporting Gamida Cell as it continues to advance its growing pipeline of cell therapy candidates for patients with solid tumor and blood cancers and other serious blood diseases.”

Dr. Borrello’s clinical research interest is focused on developing immune-based therapies for the treatment of multiple myeloma. His laboratory research has focused on the development of a novel approach of adoptive T-cell therapy utilizing marrow infiltrating lymphocytes (MILs) as a more tumor-specific T-cell approach. He has held multiple appointments at Johns Hopkins University, including Instructor, Immunotherapy and Hematopoiesis, Johns Hopkins Oncology Center from 1999 to 2000, and Assistant Professor, Immunotherapy and Hematopoiesis, Hematologic Malignancies, Johns Hopkins Oncology Center, from 2001 to 2008. Dr. Borrello is also the director of the myeloma program and medical director of the Cell Therapy Lab. Dr. Borrello received his medical degree from the Medical College of Virginia and completed his residency at the University of Chicago and fellowship at Johns Hopkins.

About Gamida Cell

Gamida Cell is pioneering a diverse immunotherapy pipeline of potentially curative cell therapy candidates for patients with solid tumor and blood cancers and other serious blood diseases. We apply a proprietary expansion platform leveraging the properties of NAM to allogeneic cell sources including umbilical cord blood-derived cells and NK cells to create therapy candidates with potential to redefine standards of care. These include omidubicel, an investigational product candidate with potential as a life-saving alternative for patients in need of bone marrow transplant, and a line of modified and unmodified NAM-enabled NK cells targeted at solid tumor and hematological malignancies. For additional information, please visit www.gamida-cell.com or follow Gamida Cell on LinkedIn, Twitter, Facebook or Instagram at @GamidaCellTx.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including with respect to growth of Gamida Cell’s pipeline of cell therapy candidates, and the potentially life-saving or curative therapeutic potential of Gamida Cell’s product candidates (including GDA-201 and omidubicel). Any statement describing Gamida Cell’s expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to a number of risks, uncertainties and assumptions, including those related to the impact that the COVID-19 pandemic could have on our business, and including the scope, progress and expansion of Gamida Cell’s clinical trials and ramifications for the cost thereof; clinical, scientific, regulatory and technical developments; and those inherent in the process of developing and commercializing product candidates that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such product candidates. In light of these risks and uncertainties, and other risks and uncertainties that are described in the Risk Factors section and other sections of Gamida Cell’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) on May 12, 2022, as amended, and other filings that Gamida Cell makes with the SEC from time to time (which are available at http://www.sec.gov), the events and circumstances discussed in such forward-looking statements may not occur, and Gamida Cell’s actual results could differ materially and adversely from those anticipated or implied thereby. Although Gamida Cell’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Gamida Cell. As a result, you are cautioned not to rely on these forward-looking statements.

Contact:

Courtney Turiano

Stern Investor Relations, Inc.

Courtney.Turiano@sternir.com

1-212-362-1200